EXHIBIT 99.1
For Immediate Release

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. REPORTS
HIGHER FY2011 REVENUE AND EARNINGS

ASPEN LEAF SELF-SERVE FROZEN YOGURT CONCEPT GAINING MOMENTUM

COMPANY DECLARES $0.10 QUARTERLY CASH DIVIDEND

DURANGO, Colorado (May 10, 2011)--Rocky Mountain Chocolate Factory, Inc. (NASDAQ Global Market: RMCF) (the “Company”), which operates and franchises gourmet chocolate and self-serve frozen yogurt stores, and manufactures an extensive line of premium chocolates and other confectionery products, today reported its operating results for the fourth quarter and fiscal year ended February 28, 2011.

For the twelve months ended February 28, 2011 (FY2011), total revenue increased 9.5 percent to approximately $31.1 million, compared with approximately $28.4 million in the fiscal year ended February 28, 2010 (FY2010).  Same-store sales increased 0.6 percent during FY2011, when compared with the previous fiscal year.

Retail sales increased 31.5 percent to approximately $3.7 million in FY2011, versus approximately $2.8 million in FY2010, which was primarily the result of an increase in the average number of Company-owned stores in operation from eight during FY2010 to twelve in FY2011.

Total sales at all franchised and Company-owned stores increased 3.6 percent to approximately $115.0 million in FY2011, versus approximately $111.0 million in system-wide sales during FY2010.

Factory product sales rose 7.5 percent to approximately $21.6 million in FY2011, compared with approximately $20.1 million in FY2010, due primarily to an increase in revenue from product sales to the Company’s franchised and licensed stores and a 13.7% increase in product shipments to specialty markets customers.  Same-store pounds of products purchased by franchisees from the Company’s factory declined approximately 0.6 percent from FY2010 levels.

Net earnings increased 9.2 percent to approximately $3.9 million in FY2011, versus approximately $3.6 million in FY2010.  Basic earnings per share increased 8.3 percent to $0.65 in FY2011, compared with $0.60 in FY2010.  Diluted earnings per share increased 6.9 percent to $0.62 in FY2011, compared with $0.58 in FY2010.

For the three months ended February 28, 2011, total revenue increased 1.9 percent to approximately $9.0 million, compared with approximately $8.8 million in the same period in the previous fiscal year. Same-store sales at franchised retail locations increased 0.1 percent in the fourth quarter of FY2011, while same-store pounds of factory products purchased by franchisees decreased approximately 8.2 percent, when compared with the fourth quarter of FY2010.

The Company reported net income of $1,162,000 in the fourth quarter of FY2011, which was relatively unchanged when compared with net income of $1,200,000 in the fourth quarter of FY2010.  Basic earnings per share decreased 5.0 percent in the fourth quarter of FY2011 to $0.19, while diluted earnings per share decreased 5.3 percent to $0.18, when compared with $0.20 and $0.19, respectively, during the fourth quarter of FY2010.

The Company invested $1.2 million in its new Aspen Leaf Yogurt (“ALY”) retail concept during FY2011, most of which were costs associated with the development of the ALY franchise concept, store build-out costs, and initial company store opening expenses.  Revenue generated by the first ALY store, which opened late in the fourth quarter, totaled approximately $35,000.  The ALY concept generated an operating loss of ($314,000) and ($203,000) in the fiscal year and fourth quarter ended February 28, 2011, respectively.

The Company also announced that its Board of Directors has approved a first quarter cash dividend of $0.10 per share, to be paid June 10, 2011 to shareholders of record as of May 26, 2011.

“The financial metrics of our business improved meaningfully during Fiscal 2011, and we are pleased to report higher year over year earnings for the first time since the U.S. recession began to negatively impact consumer spending and customer traffic in most retail venues approximately three years ago,” noted Bryan Merryman, Chief Operating Officer and Chief Financial Officer of Rocky Mountain Chocolate Factory, Inc.  “Same-store sales, which represent a key component in the performance of our franchised store network, increased 0.1 percent in the fourth quarter and 0.6 percent in the fiscal year ended February 28, 2011 and same-store sales rose approximately 2.0 percent in the first two months of fiscal 2012.  These encouraging same-store sales increases represented a significant improvement when compared with declines of 2.9 percent, 5.4 percent and 0.9 percent in fiscal years ended February 28, 2010, 2009 and 2008, respectively.  Net income increased during each of the interim periods of Fiscal 2011, with the exception of a modest decline in fourth quarter earnings that was due to development costs and new business initiatives that are expected to benefit operating results on a longer-term basis.  Excluding the operating loss of our new Aspen Leaf Yogurt retail initiative, net income for the fourth quarter would have increased approximately 7.8 percent from prior-year levels.”

“While the outlook for our existing network of Rocky Mountain Chocolate Factory stores appears to be improving, small business owners continue to face a very difficult credit environment.   This has prevented many of our existing and prospective franchisees from opening new stores,” stated Merryman.

“Meanwhile, we are encouraged by the initial success of our Company’s new growth initiatives involving co-branded stores, the pursuit of additional specialty market sales, and our entry into the self-serve frozen yogurt market,” continued Merryman.  “At the end of Fiscal 2011, the number of stores operating under our brand names included 316 Rocky Mountain Chocolate Factory locations, 40 co-branded stores operated under license to Cold Stone Creamery franchisees, and one Aspen Leaf Yogurt store.  Since the end of the fiscal year, another 4 ALY stores have opened their doors, and we are very encouraged by the initial sales at all 5 currently operating ALY locations. Aspen Leaf Yogurt stores have been designed to optimize the customer experience, and we believe our inviting store atmosphere, when combined with an almost unlimited number of flavors of high quality frozen yogurt and approximately 70 different toppings, have established a new standard of excellence within the rapidly growing self-serve frozen yogurt industry. We believe that the economics of the ALY retail concept present a highly attractive opportunity for franchisees, and we expect ALY store openings to accelerate during the fiscal year ending February 29, 2012.”

“While the financial condition of many companies deteriorated during the recent recession, we are proud of the fact that we remain debt-free and had $3.3 million of cash in the bank at the end of Fiscal 2011,” observed Frank Crail, Founder and Chief Executive Officer of Rocky Mountain Chocolate Factory, Inc. “Meanwhile, the Company generated an after-tax return on beginning shareholders’ equity (ROE) of approximately 26.7 percent – well above the ROE of  many U.S. corporations – in the most recent fiscal year, and we today declared our 32nd consecutive quarterly cash dividend, in the amount of $0.10 per share of common stock outstanding.  By focusing on the health of our franchise network, providing superior products to the consumer, and pursuing new growth initiatives, our goal is to significantly enhance shareholder value in coming years.”

Investor Conference Call

The Company will host a conference call today, Tuesday, May 10, 2011 at 4:15 p.m. EDT to discuss FY2011 results and other topics of interest.  To participate in the conference call, please dial 877-317-6789  (international/local participants dial 412-858-4600) approximately five minutes prior to 4:15 p.m. EDT and ask to be connected to the “Rocky Mountain Chocolate Factory Conference Call”.  A replay of the conference call will be available one hour after completion of the call until May 19, 2010 at 5:00 pm EDT by dialing 877-244-7529 (international/local participants dial 412-317-0088) and entering conference I.D. #450837.

Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate and self-serve frozen yogurt stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. The Company’s common stock is listed on The NASDAQ Global Market under the symbol “RMCF”.

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements involve risks and uncertainties, and the Company undertakes no obligation to update any forward-looking information.  Risks and uncertainties that could cause cash flows to decrease or actual results to differ materially include, without limitation, seasonality, consumer interest in the Company’s products, general economic conditions, consumer and retail trends, costs and availability of raw materials, competition, the success of the Company’s co-branding agreement with Cold Stone Creamery Brands, including but not limited to new store openings, the success of the Company’s launch of Aspen Leaf Yogurt, LLC and its ability to open new locations this fiscal year, whether same store sales increase for FY2012 and other risks.  Readers are referred to the Company’s periodic reports filed with the SEC, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.  The information contained in this press release is a statement of the Company’s present intentions, beliefs or expectations and is based upon, among other things, the existing business environment, industry conditions, market conditions and prices, the economy in general and the Company’s assumptions.  The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise.  The cautionary statements contained or referred to in this press release should be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on its behalf may issue.

For Further Information, Contact Bryan J. Merryman COO/CFO (970) 259-0554

(Financial Highlights Follow)

STORE INFORMATION

	New stores opened during	Stores
	the twelve months ended	opened as of
	February 28, 2011	February 28, 2011
United States
Franchise Stores	11	248
Company-Owned Stores	0	12
Cold Stone Creamery	22	40
Aspen Leaf Yogurt	1	1
International License Stores	7	56
Total	41	357

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended February 28,		Three Months Ended February 28,
	2011	2010	2011	2010
Revenues
Factory sales	$6,151	$6,175	68.6%	70.2%
Royalty and marketing fees	1,522	1,454	17.0%	16.5%
Franchise fees	83	120	0.9%	1.4%
Retail sales	1,214	1,051	13.5%	11.9%
Total Revenues	8,970	8,800	100.0%	100.0%

Costs and Expenses
Cost of sales	4,726	4,703	52.7%	53.4%
Franchise costs	460	350	5.1%	4.0%
Sales and marketing	451	470	5.0%	5.3%
General and administrative	693	647	7.7%	7.4%
Retail operating	726	590	8.1%	6.7%
Depreciation and amortization	166	170	1.85%	1.9%
Total Costs and Expenses	7,222	6,930	80.5%	78.8%

Income from operations	1,748	1,870	19.5%	21.3%

Interest income	18	8	0.2%	0.1%

Income before income taxes	1,766	1,878	19.7%	21.3%

Provision for income taxes	604	678	6.7%	7.7%

Net income	$1,162	$1,200	13.0%	13.6%

Basic Earnings Per Common
Share	$0.19	$0.20
Diluted Earnings Per Common
Share	$0.18	$0.19

Weighted Average Common
Shares Outstanding	6,066,886	6,026,827

Dilutive Effect of Employee Stock
Options	247,295	190,650

Weighted Average Common
Shares Outstanding,
Assuming Dilution	6,314,181	6,217,477

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Year Ended February 28,		Year Ended February 28,
	2011	2010	2011	2010
Revenues
Factory sales	$21,628	$20,118	69.5%	70.7%
Royalty and marketing fees	5,457	5,288	17.5%	18.6%
Franchise fees	327	205	1.1%	0.7%
Retail sales	3,716	2,826	11.9%	9.9%
Total Revenues	31,128	28,437	100.0%	100.0%

Costs and Expenses
Cost of sales	16,228	14,911	52.1%	52.4%
Franchise costs	1,576	1,499	5.1%	5.3%
Sales and marketing	1,595	1,505	5.1%	5.3%
General and administrative	2,692	2,422	8.6%	8.5%
Retail operating	2,417	1,757	7.8%	6.2%
Depreciation and amortization	670	699	2.2%	2.5%
Total Costs and Expenses	25,178	22,793	80.9%	80.2%

Income from operations	5,950	5,644	19.1%	19.8%

Interest income	59	27	0.2%	0.1%

Income before income taxes	6,009	5,671	19.30%	19.9%

Provision for income taxes	2,098	2,091	6.74%	7.4%

Net income	$3,911	$3,580	12.6%	12.6%

Basic Earnings Per Common
Share	$0.65	$0.60
Diluted Earnings Per Common
Share	$0.62	$0.58

Weighted Average Common
Shares Outstanding	6,050,985	6,012,717

Dilutive Effect of Employee Stock
Options	239,160	197,521

Weighted Average Common
Shares Outstanding,
Assuming Dilution	6,290,145	6,210,238

SELECTED CONSOLIDATED BALANCE SHEET DATA
(in thousands)

	February 28, 2011	February 28, 2010
Current Assets	$13,507	$12,225
Total Assets	$21,439	$18,920
Current Liabilities	$3,676	$3,294
Stockholder's Equity	$16,654	$14,731